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                                                                     EXHIBIT 5.1

                                 March 31, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

         We have acted as counsel to Advanced Neuromodulation Systems, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 75,000 shares of the Company's common stock, par value $.05 per share (the "Shares"), as described in the Registration Statement of the Company on Form S-3, filed with the Securities and Exchange Commission on March 31, 2003 (the "Registration Statement"). Of the Shares, 28,346 were issued, and the remainder of the Shares may be issued, upon the satisfaction of certain milestones described in the Agreement and Plan of Merger, dated as of November 4, 2002 (the "Agreement"), among the Company, MicroNet Medical, Inc., a Minnesota corporation ("MicroNet"), MicroNet Acquisition, Inc., a Delaware corporation, and certain shareholders of MicroNet (the "Selling Shareholders").

         In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

         Based on the foregoing, we are of the opinion that the Shares that have been issued are duly authorized, validly issued, fully paid and nonassessable, and that those of the Shares that are hereafter issued, assuming they are issued in accordance with the terms and conditions of the Agreement, will be duly authorized, validly issued, fully paid and nonassessable upon issuance.

         This opinion is limited to the effect of the laws of the State of Texas.

         This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Shares under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                       Very truly yours,

                                                       /s/ Hughes & Luce, LLP